Exhibit 99.1

Kintara Therapeutics Announces Fiscal 2022 Second Quarter Financial Results and Provides Corporate Update

SAN DIEGO, February 11, 2022 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced financial results for its fiscal second quarter ended December 31, 2021 and provided a corporate update.

CORPORATE HIGHLIGHTS AND RECENT DEVELOPMENTS

•

Received notice of the U.S. Patent and Trademark Office’s issuance of United States Patent No. 11,234,955 to VAL-083 covering a method of treating brain tumors including GBM, medulloblastoma, and cancer brain tumor stem cells that has O6-methyl guanine methyltransferase (MGMT)-driven drug resistance (February).

•

Reported that the Global Coalition for Adaptive Research (GCAR) glioblastoma multiforme (GBM) Adaptive Global Innovative Learning Environment (AGILE) registrational Phase 2/3 clinical study (GBM AGILE Study) has screened over 1,000 patients. According to GCAR, enrollment rates for the study are 3 to 4 times greater than traditional GBM studies with active sites averaging 0.75 to 1 patient per site per month. As of January 10, 2022, there were 31 activated clinical sites in the United States and Canada in the Kintara treatment arm in this study (January).

•	Announced that the Luxembourg Institute of Health received a multi-year research grant to study and further understand the mechanism of action of VAL-083 (January).

•	Activated the first Canadian site for the VAL-083 treatment arm in the GBM AGILE Study (November).

•

Positioned Kintara’s management team for its next stage of development by announcing that Robert E. Hoffman, the current Chairman, succeeded Saiid Zarrabian as President and Chief Executive Officer. Mr. Hoffman will continue in the capacity as Chairman and Mr. Zarrabian has transitioned to heading up Kintara’s strategic partnerships initiative and will remain a member of its Board of Directors (November).

•

Continued to advance development of REM-001 for the treatment of Cutaneous Metastatic Breast Cancer (CMBC), including taking critical steps toward manufacturing sufficient quantity of drug to allow for initiation and completion of the 15-patient confirmatory study. Enrollment of first patient is expected in the second quarter of calendar 2022.

“I am pleased by the progress we have made over the past quarter, highlighted by the enrollment rates in the GCAR AGILE Study for GBM which has outperformed our expectations,” commented Robert E. Hoffman, Kintara’s President and Chief Executive Officer. “Our 15-patient confirmatory study of REM-001 for cutaneous metastatic breast cancer remains on track to start enrolling patients in the second quarter of calendar year 2022.”

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR 2022 SECOND QUARTER ENDED DECEMBER 31, 2021

At December 31, 2021, the Company had cash and cash equivalents of approximately $14.0 million. For the three months ended December 31, 2021, the Company reported a net loss of approximately $5.9 million, or $0.12 per share, compared to a net loss of approximately $5.4 million, or $0.22 per share, for the three months ended December 31, 2020. For the six months ended December 31, 2021, the Company reported a net loss of approximately $11.9 million, or $0.35 per share, compared to a net loss of approximately $24.9 million, or $1.34 per share, for the six months ended December 31, 2020.  The decreased loss for the six months ended December 31, 2021 compared to the six months ended December 31, 2020 was largely due to the recognition of $16.1 million of non-cash expenses related to the acquisition of in-process research and development costs associated with the Adgero transaction in August 2020.

Selected Balance Sheet Data (in thousands)

	December 31, 2021	June 30, 2021
	$	$
Cash and cash equivalents	14,064	10,537
Working capital	11,560	9,013
Total assets	17,718	13,543
Total stockholders’ equity	14,102	10,581

Selected Statement of Operations Data (in thousands, except per share data)

For the three months ended

	December 31,	December 31,
	2021	2020
	$	$
Research and development	3,902	2,584
General and administrative	1,993	2,794
Other (income) loss	(2)	35)
Net loss for the period	(5,893)	(5,413)
Series A Preferred cash dividend	(2)	(2)
Series B Preferred stock dividend	—	(4)
Net loss attributable to common stockholders	(5,895)	(5,419)
Basic and fully diluted weighted average number of shares	48,529	24,845
Basic and fully diluted loss per share	(0.12)	(0.22)

For the six months ended

	December 31,	December 31,
	2021	2020
	$	$
Research and development	7,695	3,941
General and administrative	4,171	4,329
Merger costs	—	500

In-process research and development	—	16,094
Other (income) loss	(7)	67)
Net loss for the period	(11,859)	(24,931)
Deemed dividend recognized on beneficial conversion features of Series C Preferred stock issuance	—	(3,181)
Series A Preferred cash dividend	(4)	(4)
Series B Preferred stock dividend	—	(9)
Series C Preferred stock dividend	(2,462)	—
Net loss attributable to common stockholders	(14,325)	(28,125)
Basic and fully diluted weighted average number of shares	41,405	20,976
Basic and fully diluted loss per share	(0.35)	(1.34)

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs.  The two programs are VAL-083 for GBM and REM-001 for CMBC.

VAL-083 is a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently advancing VAL-083 in the GBM AGILE Study to support the development and commercialization of VAL-083 in GBM.

Kintara is also advancing its proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy to date of 80% complete responses of CMBC evaluable lesions, and with an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late-stage pivotal testing.

For more information, please visit www.kintara.com or follow us on Twitter at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE study.  Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties.  The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies.  These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2021, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS:

Investors:
CORE IR
516-222-2560
ir@coreir.com

Media:
Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com